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              AMENDMENT NUMBER 1 TO THE THIRD AMENDED AND RESTATED
                      TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment, dated as of July 1, 2007, is made to the Third Amended and Restated Transfer Agency and Service Agreement dated July 1, 2006, (the "Agreement") between AIM Equity Funds (the "Fund") and AIM Investment Services, Inc. ("AIS") pursuant to Article 11 of the Agreement.

                                   WITNESSETH:

     WHEREAS, the parties desire to amend Schedule A of the Agreement to include out-of-pocket expenses that may be associated with the administration of the Fund's Rule 22c-2 compliance program:

     NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows;

Item 4 of Schedule A of the Agreement is hereby amended to include the following:

     "(u) Fees and expenses assessed by third-party service providers in connection with the compilation and delivery of shareholder transaction data requested by the Transfer Agent in connection with its administration of the Fund's Rule 22c-2 compliance program."

     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

                                        AIM EQUITY FUNDS


                                        By: /s/ John M. Zerr
                                            ------------------------------------
                                            Senior Vice President


ATTEST:


/s/ Stephen R. Rimes
-------------------------------------
Assistant Secretary


                                        AIM INVESTMENT SERVICES, INC.


                                        By: William J. Galvin, Jr.
                                            ------------------------------------
                                            President


ATTEST:


/s/ Stephen R. Rimes
-------------------------------------
Assistant Secretary